[RADICS & CO. LLC LETTERHEAD]


                                  May 6, 1998

Board of Directors
Axia Federal Savings Bank

Gentlemen:

You have requested our opinion relating to the New Jersey tax consequences of the Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance Plan (the "Plan") pursuant to which Axia Federal Savings Bank (the "Bank") proposes to reorganize from a federally-chartered mutual savings bank into the mutual holding company structure (the
"Reorganization") under the laws of the United States of America and the regulations of the Office of Thrift Supervision ("OTS"). The mutual holding company (the "MHC") will be a mutually-owned federal corporation, and all of the current ownership and voting rights of the Members of the Bank will be transferred to the MHC. As part of the Reorganization and the Plan, the Bank will convert to a federal stock savings bank (the "Stock Bank") and will establish a stock holding company (the "Holding Company") which will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence. Concurrently with the Reorganization, the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering. The Common Stock will be offered on a priority basis to depositors and Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Direct Community Offering.

The proposed transaction and its federal income tax consequences are described in an opinion letter from Luse, Lehman, Gorman, Pomerenk & Schick, dated May 6, 1998, (the "Federal Opinion Letter"). The facts, assumptions and representations and the federal tax consequences set forth in the Federal Opinion Letter are incorporated in this opinion letter by reference as if fully set forth herein. References and abbreviations used in the Federal Opinion Letter are also used herein.

                          SUPPLEMENTAL REPRESENTATIONS

In  addition  to the facts,  assumptions  and  representations  set forth in the
Federal   Opinion   Letter,   you  have   provided  the   following   additional
representations concerning the Reorganization:

     1. The Bank is subject to and has been filing returns and paying tax under the New Jersey Savings Institution Tax Act, N.J.S.A. 54:01D-1, et seq. (the "SIT").

     2. The transfer of tangible personal property by the Bank to the Stock Bank in connection with the Reorganization will not be in the ordinary course of the Bank's business and will be in exchange solely for the common stock of the Stock Bank.

     3. The real property transferred by the Bank to the Stock Bank in connection with the Reorganization will not be subject to any mortgage, lien or other encumbrance.

                                    OPINION

          Based solely on the facts, assumptions and representations set forth in the Federal Opinion Letter and the foregoing supplemental representations and assuming the Reorganization occurs in accordance with the Plan of Reorganization, it is our opinion that:

     1. To the extent that consummation of the Reorganization will not result in the recognition of gain or loss by the Bank and other Transferors and will otherwise qualify as "tax free" under the Internal Revenue Code of 1986, as amended (the "Code"), all as more fully described in the Federal Opinion Letter, consummation of the Reorganization will not result in any additional tax liabilities under the SIT.

          Except for certain state adjustment under the SIT which are not impacted by consummation of the Reorganization, the SIT is imposed on a taxpayer's net income, which is deemed to be federal taxable income before net operating loss deduction and special deductions N.J.S.A.54:10D-2(d). Accordingly, since the SIT is based on federal taxable income, the nonrecognition events, carryovers, and tax free exchanges under federal income tax law resulting from the Reorganization, all as more fully described in the Federal Opinion Letter, will be afforded the same treatment for purposes of the SIT.

     2. The transfer by the Bank of substantially all of its assets and liabilities in exchange for common stock of the Stock Bank will not result in any liability under the New Jersey Sales and Use Act, N.J.S.A. 54:32B-1, et seq. (the "Sales and Use Tax").

          The Sales and Use Tax specifically exempts as a taxable transaction the transfer of tangible personal property to a corporation upon its reorganization in consideration for the issuance of its stock. N.J.S.A. 54:32B-2(e)(3)(E).

     3. For New Jersey income tax purposes, the Bank's depositors will recognize no gain or loss by reason of the Reorganization.

     4. It is uncertain whether the transfer of real property by the Bank to the Stock Bank in connection with the Reorganization will subject the transfer of such real property to the New Jersey Realty Transfer Fee Law, N.J.S.A. 46:15-5 et seq. (the "Realty Transfer Fee"). The Realty Transfer Fee is a fee on the transfer of real property which must be paid as a prerequisite for the recording of all deeds for non-exempt realty transfers. It is imposed on the grantor at the rate of $1.75 for each $500 in consideration or fraction thereof. For each $500 in consideration in excess of $150,000, the Realty Transfer Fee rises to $2.50 per $500 consideration. "Consideration" is equal to the actual amount of money and the "monetary value of an other thing of value" constituting the compensation paid or to be paid for the transfer of title. Included in the definition of consideration is the amount of any mortgage, lien or other encumbrance to which the transfer is subject or which is to be assumed or agreed to be paid by the grantee, N.J.S.A. 46:15-5(c).

New Jersey may take the position that the common stock of the Stock Bank received by the Bank in exchange for real property transferred by the Bank to the Stock Bank in connection with the Reorganization constitute consideration under the Realty Transfer Fee. New Jersey would consider the value of the consideration to be the assessed value of the transferred real property for local property tax purposes.

                                   * * * * *

Since this letter is provided in advance of the closing of the transactions contemplated by the Reorganization, we have assumed that such transactions will be consummated in accordance with the Plan of the Reorganization, as well as the information and representations referred to herein. Any change in the Reorganization could cause us to modify the opinions expressed herein.

The opinions expressed herein are based solely on current New Jersey tax law, including applicable regulations thereunder, and current judicial and administrative authority. Any future amendments to the tax statutes cited herein or applicable regulations, or new judicial decisions or administrative interpretations, many of which could be retroactive in effect, could cause us to modify the opinions expressed herein.

We express no opinion with respect to the tax treatment of the Reorganization under the Code or any other law of the State of New Jersey not specifically addressed herein or the law of any other state or locality, or to the tax treatment of any conditions existing at the time of, or effects resulting from the Reorganization which are not specifically covered by the items set forth in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Notice of Mutual Holding Company Reorganization ("Form MHC-1") of the Bank filed with the Office of Thrift Supervision, and to the reference to us in the prospectus which will be part of the application for Stock Issuance ("Form MHC-2"). We also consent to the filing of this opinion letter as an exhibit to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission and to the reference to us in the prospectus contained therein.

                                                  Very Truly Yours,

                                                  /s/ Radics & Co., LLC

                                                  Radics & Co., LLC